NEWS RELEASE
GLAMIS GOLD LTD.

For immediate release

Trading symbol: NYSE, TSX — GLG	February 10, 2005

GLAMIS OFFER FOR GOLDCORP TO EXPIRE

February 10, 2005 — Reno, Nevada - Glamis Gold Ltd. (NYSE: GLG; TSX: GLG) today announced that it intends to allow its offer to acquire all of the outstanding shares of Goldcorp Inc. to expire as scheduled on February 24, 2005. Glamis’ offer for Goldcorp was conditional upon, among other things, the Goldcorp shareholders not approving the Wheaton River transaction. Given the results of the Goldcorp shareholder meeting earlier today, this condition can not be satisfied. Glamis will not take up and pay for any shares of Goldcorp that remain deposited to its offer as of the expiry time.

“We believe that Glamis and Goldcorp would have been a very good fit and our effort was supported by many Goldcorp shareholders,” said Kevin McArthur, President and Chief Executive Officer of Glamis Gold. “However, to increase our offer for Goldcorp would not show good fiscal discipline or be in the best interests of our shareholders. We look forward to a strong year ahead as we continue our pure gold focus and execution of the best growth profile in our sector.”

Glamis Gold Ltd. is a premier intermediate gold producer with low-cost gold mines and development projects in Nevada, Mexico and Central America. The Company remains 100 percent unhedged.

Safe Harbor Statement under the United States Private Securities Litigation Reform Act of 1995: Except for the statements of historical fact contained herein, the information presented constitutes “forward-looking statements”. Forward-looking statements, include, but are not limited to those with respect to, the price of gold, the estimation of mineral reserves and resources, the realization of mineral reserves estimates, the timing and amount of estimated future production, costs of production, capital expenditures, costs and timing of the development of new deposits, success of exploration activities, Glamis’ hedging practices, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims limitations on insurance coverage and the timing and possible outcome of pending litigation. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, or “does not expect”, “is expected”, “budget”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variation of such words and phrases or state that certain actions, events or results, “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Glamis to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the actual results of current exploration activities, actual results of current reclamation activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of gold, possible variations in ore grade or recovery rates, failure of plant, equipment or processes to operate as anticipated, accidents, labor disputes and other risks of the mining industry, delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled “Other Considerations” in the Glamis Annual Information Form.

Although Glamis has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

This press release does not constitute an offer to buy or sell, or the solicitation of an offer to buy or sell, any of the securities of Glamis or Goldcorp. Such an offer or solicitation may be made in the United States only pursuant to a registration statement filed with the SEC. Glamis has filed with the SEC a Registration Statement on Form F-10, as amended, and has mailed an offer to purchase and circular, a notice of variation and extension and dissident proxy circular together with any related documents, to Goldcorp Shareholders. Glamis has also filed with the SEC a Schedule TO, as amended, concerning the proposed business combination. WE URGE GOLDCORP SHAREHOLDERS TO READ THE REGISTRATION STATEMENT, THE OFFER TO PURCHASE AND CIRCULAR, THE NOTICE OF VARIATION AND EXTENSION AND THE DISSIDENT PROXY CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC AND CANADIAN SECURITIES REGULATORY AUTHORITIES, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Goldcorp Shareholders may obtain the documents filed with the SEC, free of charge, at the SEC’s website, www.sec.gov or in Canada at www.sedar.com. In addition, documents filed with the SEC by Glamis are available free of charge from Glamis. You should direct requests for documents to Investor Relations, Glamis Gold Ltd., 5190 Neil Road, Suite 310, Reno, Nevada 89502, telephone (775) 827-4600.

Glamis Gold Ltd. 5190 Neil Road, Suite 310 Reno, NV 89502 Michael A. Steeves Vice President, Investor Relations	Website: email requests for investor packets to: email questions/correspondence to: Phone:	www.glamis.com info@glamis.com michaels@glamis.com 1-775-827-4600 ext. 3104

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